Exhibit 99

MALIBU BOATS, INC. ANNOUNCES SECOND QUARTER FISCAL 2015 RESULTS
Net Sales Increased 26.3% to $55.5 million
Adjusted EBITDA Increased 19.9% to $10.4 million
Adjusted Fully Distributed Net Income Per Share Increased 44.4% to $0.26
Loudon, TN - February 5, 2015 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the second quarter of fiscal 2015 ended December 31, 2014.
Highlights for the Second Quarter of Fiscal 2015

•	Net sales for the second quarter of fiscal 2015 increased 26.3% to $55.5 million compared to the second quarter of fiscal 2014.

•	Unit volume increased 27.9% to 847 boats, including 60 units from Australia.

•
Net sales per unit for the second quarter of fiscal 2015 decreased 1.3% to $65,506 compared to the second quarter of fiscal 2014, while net sales per unit in the U.S. increased 1.6% over the same period in fiscal 2014.

•	Gross profit for the second quarter of fiscal 2015 increased 21.1% to $14.2 million compared to the second quarter of fiscal 2014.

•	Adjusted EBITDA for the second quarter of fiscal 2015 increased 19.9% to $10.4 million from the same period in fiscal 2014.

•
Adjusted fully distributed net income for the second quarter of fiscal 2015 increased 45.5% to $5.8 million, or $0.26 per share, on a fully distributed weighted average share count of 22.6 million shares of Class A Common Stock.

Jack Springer, Chief Executive Officer, stated, "We had a strong second fiscal quarter and are pleased with the continued positive trends in our business. Net sales were up over 26%, driven by our Australian acquisition and strong increase in unit volume. Our second fiscal quarter is an important period for Malibu. Our four new or completely remodeled boats, the 22 VLX, Axis A22, Axis T23 and Response LXR are showing great strength out of the gate and the 23 LSV, completely remodeled last year, is performing even better this year. We have launched more new features and innovations than any other year in the company’s history. Feedback from the recent boat shows confirms that the new dash with a 12-inch touch screen and Viper II technology platform are homeruns, our integrated surf system combining Surf Gate and the new Power Wedge 2 is in high demand and the new G4 tower is a premium 'must have' for our Malibu Wakesetter boats."
Mr. Springer continued, "Looking ahead, we believe we are well positioned for the peak retail selling season. Early boat shows have gone well and the industry could benefit from lower gas prices and more normalized spring weather in the northern markets. While the strong U.S. currency could have some impact and flatten our international sales, we believe strong domestic demand will offset this."

Exhibit 99

Results of Operations for the Second Quarter of Fiscal 2015

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(In thousands, except unit data)
Net sales	$55,484	$43,938	$103,143	$87,242
Cost of sales	41,320	32,242	76,886	64,525
Gross profit	14,164	11,696	26,257	22,717
Operating expenses:
Selling and marketing	2,031	1,510	3,669	2,942
General and administrative	4,540	3,068	10,966	5,023
Amortization	595	1,295	1,319	2,589
Operating income	6,998	5,823	10,303	12,163
Other income (expense):
Other	—	6	—	9
Interest expense	(147)	(609)	(156)	(1,773)
Other expense	(147)	(603)	(156)	(1,764)
Net income before provision for income taxes	6,851	5,220	10,147	10,399
Provision for income taxes	1,275	—	2,182	—
Net income	5,576	5,220	7,965	10,399
Net income attributable to non-controlling interest	2,312	5,220	3,322	10,399
Net income attributable to Malibu Boats, Inc.	$3,264	$—	$4,643	$—

Unit Volumes	847	662	1,520	1,323
Net Sales per Unit	$65,506	$66,372	$67,857	$65,943
Comparison of the Second Quarter Ended December 31, 2014 to the Second Quarter Ended December 31, 2013
Net sales for the three months ended December 31, 2014 increased $11.5 million, or 26.3%, to $55.5 million as compared to the three months ended December 31, 2013. Included in net sales for the three months ended December 31, 2014 were net sales of $4.4 million attributable to our Australia segment. Unit volume for the three months ended December 31, 2014 increased 185 units, or 27.9%, to 847 units as compared to the three months ended December 31, 2013. Of the 185 units added, 60 units were added as a result of our Australia segment and the remainder of the increase was primarily due to a demand driven increase in our daily production rate over the same period in the prior year. Net sales per unit decreased approximately 1.3% to $65,506 per unit for the three months ended December 31, 2014 compared to the three months ended December 31, 2013, primarily driven by the elimination of parts sales between our segments since the acquisition of our Australian licensee in October 2014. Net sales per unit for our U.S. segment increased approximately 1.6% for the three months ended December 31, 2014 compared to three months ended December 31, 2013, primarily driven by higher prices, partially offset by increased sales of our Axis brand which carry a lower average selling price than our Malibu brand.
Cost of sales for the three months ended December 31, 2014 increased $9.1 million, or 28.2%, to $41.3 million as compared to the three months ended December 31, 2013. Included in cost of sales was $0.6 million of integration related expenses attributable to the acquisition of our Australian licensee. The increase in cost of sales was primarily due to the 27.9% increase in unit volume and higher material cost per unit, driven primarily by higher material content per unit associated with the addition of new features such as our new Malibu dash for model year 2015 and increased optional feature selections such as the G4 tower, in addition to integration related expenses for our Australian acquisition.
Gross profit for the three months ended December 31, 2014 increased $2.5 million, or 21.1%, to $14.2 million compared to the three months ended December 31, 2013. The increase in gross profit resulted primarily from higher

Exhibit 99

volumes. Gross margin decreased 110 basis points to 25.5% from 26.6% over the same period in fiscal 2014. The decrease in gross margin was driven by $0.6 million of integration related expenses attributable to the acquisition of our Australian licensee. Excluding these integration related expenses, gross margin remained flat at 26.6% for the three months ended December 31, 2014.
Selling and marketing expense for the three month period ended December 31, 2014 increased $0.5 million, or 34.5%, to $2.0 million compared to the three months ended December 31, 2013, due to increased marketing costs and the timing of promotional efforts associated with higher volumes, as well as, incremental selling and marketing related expenses in Australia. General and administrative expenses for the three months ended December 31, 2014 increased $1.5 million, or 48.0%, to $4.5 million as compared to the three months ended December 31, 2013. The increase in general and administrative expenses is primarily due to several factors including higher legal costs of $0.3 million associated with the Pacific Coast Marine Windshield, Ltd. and Nautique Boat Company, Inc. litigations, acquisition related expenses of $0.3 million attributable to the acquisition of our Australian licensee, higher stock compensation costs of $0.3 million and incremental expenses associated with being a public company. For the three months ended December 31, 2014, general and administrative expenses for our Australian operations were $0.3 million.
Operating income for the three month period ended December 31, 2014, increased 20.2% to $7.0 million from $5.8 million for the three month period ended December 31, 2013. Adjusted EBITDA in the second quarter of fiscal 2015 increased 19.9% to $10.4 million and Adjusted EBITDA margin decreased to 18.8% from 19.8% in the second quarter of fiscal 2014.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss second quarter fiscal 2015 results today, February 5, 2015, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #62058943. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release concerning our ability to benefit from our market position in the performance sport boat industry and a recovery in the overall segment.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general economic conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the

Exhibit 99

expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring and non-operating expenses, including management fees and expenses, certain professional fees, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring and non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash and non-recurring items, and eliminates the variability of noncontrolling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. stockholders to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Exhibit 99

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net sales	$55,484	$43,938	$103,143	$87,242
Cost of sales	41,320	32,242	76,886	64,525
Gross profit	14,164	11,696	26,257	22,717
Operating expenses:
Selling and marketing	2,031	1,510	3,669	2,942
General and administrative	4,540	3,068	10,966	5,023
Amortization	595	1,295	1,319	2,589
Operating income	6,998	5,823	10,303	12,163
Other income (expense):
Other	—	6	—	9
Interest expense	(147)	(609)	(156)	(1,773)
Other expense	(147)	(603)	(156)	(1,764)
Net income before provision for income taxes	6,851	5,220	10,147	10,399
Provision for income taxes	1,275	—	2,182	—
Net income	$5,576	$5,220	$7,965	$10,399
Net income attributable to non-controlling interest	2,312	5,220	3,322	10,399
Net income attributable to Malibu Boats, Inc.	$3,264	$—	$4,643	$—

Comprehensive income:
Net income	$5,576	$5,220	$7,965	$10,399
Other comprehensive income:
Change in cumulative translation adjustment	(1,161)	—	(1,161)	—
Other comprehensive loss	(1,161)	—	(1,161)	—
Comprehensive income	4,415	5,220	6,804	10,399
Less: comprehensive income attributable to non-controlling interest	$1,367	$5,220	$2,118	$10,399
Comprehensive income attributable to Malibu Boats, Inc.	$3,048	$—	$4,686	$—

Weighted average shares outstanding used in computing net income per share:
Basic	15,536,840		15,160,413
Diluted	15,628,390		15,206,188
Net income available to Class A Common Stock per share:
Basic	$0.21		$0.31
Diluted	$0.21		$0.31

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2014	June 30, 2014
	(Unaudited)
Assets
Current assets
Cash	$12,048	$12,173
Trade receivables, net	7,603	6,475
Inventories, net	21,403	12,890
Deferred tax asset	715	500
Prepaid expenses	1,528	2,272
Total current assets	43,297	34,310
Property and equipment, net	13,754	10,963
Goodwill	13,201	5,718
Other intangible assets, net	15,284	12,358
Debt issuance costs, net	63	—
Deferred tax asset	57,351	21,452
Other assets	106	—
Total assets	$143,056	$84,801
Liabilities
Current liabilities
Accounts payable	16,896	7,161
Accrued expenses	14,354	32,684
Income taxes and tax distribution payable	1,068	2,121
Deferred tax liabilities	—	995
Total current liabilities	32,318	42,961
Deferred tax liabilities	1,247	—
Payable pursuant to tax receivable agreement	47,664	13,636
Long-term debt	20,000	—
Other long-term liabilities	255	134
Total liabilities	101,484	56,731
Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 15,608,650 shares issued and outstanding as of December 31, 2014; 100,000,000 shares authorized; 11,064,201 issued and outstanding as of June 30, 2014	155	110
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 43 shares issued and outstanding as of December 31, 2014; 25,000,000 shares authorized; 44 issued and outstanding as of June 30, 2014	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and June 30, 2014	—	—
Additional paid in capital	31,175	23,835
Accumulated other comprehensive loss	(1,161)	—
Accumulated deficit	(33)	(4,676)
Total stockholders' equity attributable to Malibu Boats, Inc.	30,136	19,269
Non-controlling interest	$11,436	$8,801
Total stockholders’ equity	$41,572	$28,070
Total liabilities and equity	$143,056	$84,801

Exhibit 99

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net income	$5,576	$5,220	$7,965	$10,399
Provision for income taxes	1,275	—	2,182	—
Interest expense	147	609	156	1,773
Depreciation	626	387	1,169	682
Amortization	595	1,295	1,319	2,589
Management fees and expenses [1]	—	21	—	43
Professional fees [2]	925	585	3,476	754
Acquisition and integration related expenses [3]	903	—	1,300	—
Stock based compensation expense [4]	330	32	817	64
Offering related expenses [5]	56	552	100	552
Adjusted EBITDA	$10,433	$8,701	$18,484	$16,856
Adjusted EBITDA margin	18.8%	19.8%	17.9%	19.3%

(1)	Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of our IPO.
(2)	Represents legal and advisory fees related to our litigation with Pacific Coast Marine Windshields Ltd. and Nautique Boat Company, Inc.
(3)
Acquisition related expenses of $326 and $723 for the three and six months ended December 31, 2014, respectively, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $234 for the fair value step up of inventory acquired which was expensed entirely during the quarter as well as $343 related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents legal, accounting and other expenses directly related to our public equity offerings.

Exhibit 99

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. stockholders to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

Net income attributable to Malibu Boats, Inc.	$3,264	$—	$4,643	$—
Provision for income taxes	1,275	—	2,182	—
Management fees and expenses [1]	—	21	—	43
Professional fees [2]	925	585	3,476	754
Acquisition and integration related expenses [3]	903	—	1,300	—
Stock based compensation expense [4]	330	32	817	64
Offering related expenses [5]	56	552	100	552
Net income attributable to non-controlling interest [6]	2,312	5,220	3,322	10,399
Fully distributed net income before income taxes	9,065	6,410	15,840	11,812
Income tax expense on fully distributed income before income taxes [7]	3,218	2,391	5,623	4,406
Adjusted Fully Distributed net income	5,847	4,019	10,217	7,406

Adjusted Fully Distributed Net Income per share of Class A Common Stock [8]:
Basic	$0.26	$0.18	$0.45	$0.33
Diluted	$0.26	$0.18	$0.45	$0.33

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [9]:
Basic	22,628,376	22,628,376	22,548,728	22,548,728
Diluted	22,628,376	22,628,376	22,548,728	22,548,728

Exhibit 99

(1)	Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of our IPO.
(2)	Represents legal and advisory fees related to our litigation with Pacific Coast Marine Windshields Ltd. and Nautique Boat Company, Inc.
(3)
Acquisition related expenses of $326 and $723 for the three and six months ended December 31, 2014, respectively, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $234 for the fair value step up of inventory acquired which was expensed entirely during the quarter as well as $343 related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(4)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents legal, accounting and other expenses directly related to our public equity offerings.
(6)
Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock. Earnings prior and up to our IPO on February 5, 2014 were entirely allocable to members of the
LLC, as such we updated our historical presentation to attribute these earnings to the non-controlling interest LLC Unit holders.

(7)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(8)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (9) below.
(9)
The weighted average shares of Class A Common Stock represents (i) the 15,608,650 shares of Class A Common Stock outstanding as of December 31, 2014, plus (ii) the 7,001,844 remaining LLC Units not held by the Company as of December 31, 2014 as if they were exchanged on a one-for-one basis for the Company's Class A Common Stock, plus (iii) the 65,694 fully vested stock units outstanding as of December 31, 2014 granted to directors for their services.